Pricing Supplement No. 55 dated January 25, 2005 (to Prospectus dated August 6, 2003 and Prospectus Supplement dated August 6, 2003)	Filed under Rule 424(b)(3) File No. 333-107132

SLM Corporation
Medium Term Notes, Series A
Due 9 Months or Longer From the Date of Issue

Principal Amount:	$1,000,000,000	Floating Rate Notes:	☒	Fixed Rate Notes:	☐

Original Issue Date:	February 1, 2005	Closing Date: February 1, 2005		CUSIP Number:	78442F DH 8

Maturity Date:	January 25, 2008	Option to Extend Maturity:	☒ No ☐ Yes	Specified Currency:	U.S. Dollars
		If Yes, Final Maturity Date:

Redeemable at the option of the Company:	☒ No	Redemption Price:	Not Applicable.

	☐ Yes	Redemption Dates:	Not Applicable.

Repayment at the option of the Holder:	☒ No	Repayment Price:	Not Applicable.

	☐ Yes	Repayment Dates:	Not Applicable.

Applicable to Floating Rate Notes Only:

Floating Rate Index:

☐	CD Rate	Index Maturity: Three Months.

☐	Commercial Paper Rate

☐	CMT Rate	Spread: Plus 8 basis points (0.08%).

☐	Federal Funds Rate

☒	LIBOR Telerate	Initial Interest Rate: TBD.

☐	LIBOR Reuters

☐	Prime Rate	Interest Rate Reset Period: Quarterly.

☐	91-Day Treasury Bill Rate

Reset Date(s):	Each January 25th, April 25th, July 25th and October 25th during the term of the Notes, subject to adjustment in accordance with the following business day convention, beginning April 25, 2005.	Interest Payment Date(s):	Each January 25th, April 25th, July 25th and October 25th during the term of the Notes, subject to adjustment in accordance with the following business day convention, beginning April 25, 2005.

ABN AMRO Incorporated BNP PARIBAS Goldman, Sachs & Co. Morgan Stanley UBS Investment Bank	Banc of America Securities LLC Citigroup HSBC RBC Capital Markets	Barclays Capital Credit Suisse First Boston Merrill Lynch & Co. RBS Greenwich Capital Wachovia Securities

January 25, 2005

MTN 0100

Interest Determination Date(s):	2 London and New York Business Days prior to the related Reset Date (or Original Issue Date in the case of the First Interest Period).	Interest Period(s):	From and including the previous Interest Payment Date (or Original Issue Date, in the case of the first Interest Period) to but excluding the current Interest Payment Date (or Maturity Date, in the case of the last Interest Period).

Lock-in Period Start Date:	Not Applicable.	Accrual Method:	Actual/360.

Maximum Interest Rate:	Not Applicable.	Minimum Interest Rate:	Not Applicable.

Form:	Book-entry.
Denominations:	$1,000 minimum and integral multiples of $1,000 in excess thereof.
Trustee:	JPMorgan Chase Bank, N.A., formerly known as JPMorgan Chase Bank and The Chase Manhattan Bank.
Agents:	The following agents are acting as underwriters in connection with this issuance.
	Agents	Principal Amount of Notes
	Merrill Lynch, Pierce, Fenner & Smith Incorporated	$ 150,000,000.00
	Citigroup Global Markets Inc.	145,000,000.00
	Goldman, Sachs & Co.	125,000,000.00
	Barclays Capital Inc.	122,000,000.00
	UBS Securities LLC	115,000,000.00
	Banc of America Securities LLC	75,000,000.00
	BNP Paribas Securities Corp.	75,000,000.00
	Morgan Stanley & Co. Incorporated	75,000,000.00
	Wachovia Capital Markets, LLC	40,000,000.00
	Credit Suisse First Boston LLC	25,000,000.00
	Greenwich Capital Markets, Inc.	25,000,000.00
	HSBC Securities (USA) Inc.	15,000,000.00
	ABN AMRO Incorporated	10,000,000.00
	RBC Capital Markets Corporation	3,000,000.00
	Total	$1,000,000,000.00
Issue Price:	100.0%.
Agents' Commission:	0.06%.
Net Proceeds:	$999,400,000.
Concession:	0.04%.
Reallowance:	0.03%.
CUSIP Number:	78442F DH 8.
ISIN Number:	US78442FDH82.

Obligations of SLM Corporation and any subsidiary of SLM Corporation are not guaranteed by the full faith and credit of the United States of America. Neither SLM Corporation nor any subsidiary of SLM Corporation is a government-sponsored enterprise or an instrumentality of the United States of America.

MTN 0100